Exhibit 21.1

List of Subsidiaries of Vertical Data Inc.

Name of Entity	Jurisdiction of Organization
Vertical Data Nordic	Sweden

VDCA Inc.[1]	Canada

1 During the three months ended March 31, 2026, the Company purchased an 85% ownership interest in VDCA Inc.